Exhibit 10.1

WEBSTER BANK, N.A.

REVOLVING LINE OF CREDIT LOAN AGREEMENT

September 19, 2019

THIS REVOLVING LINE OF CREDIT LOAN AGREEMENT (this “Agreement”), made as of the above date, by and between GRIFFIN INDUSTRIAL REALTY, INC., a Delaware corporation, having an address at 641 Lexington Avenue, 26th Floor, New York, New York 10022 (“Borrower”), and WEBSTER BANK, N.A., a national banking association, with an address at CityPlace II, 185 Asylum Street, Hartford, Connecticut 06103 (the “Bank”).

Borrower and the Bank agree as follows:

l.The Credit Loan. In reliance on the representations and warranties contained herein, and upon the fulfillment of all conditions set forth herein, the Bank agrees to make advances (each an “Advance”; collectively, the “Advances”) to Borrower at any time and from time to time on or after the date hereof to and including the Maturity Date (as hereinafter defined) or the Extended Maturity Date (as hereinafter defined), as the case may be, pursuant to that certain Revolving Line of Credit Note, dated the date hereof (the “Note”), made by Borrower in favor of the Bank, for the purpose of Borrower’s funding the acquisition of real property (each such property, an “Acquisition Property”) by Borrower and/or any direct or indirect wholly owned subsidiary of Borrower (any directly or indirectly wholly owned subsidiary of Borrower which acquires an Acquisition Property with the proceeds of an Advance hereunder, herein an “Acquisition Subsidiary”), provided that the aggregate unpaid principal amount of the Advances shall not exceed FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00) (the “Credit Loan”). Notwithstanding anything contained herein to the contrary, no Advance shall be made if at any time there is an Event of Default (hereinafter defined) existing or any event has occurred, and is existing, which with the passage of time or the giving of notice, or both, would constitute an Event of Default. All Advances made to Borrower hereunder shall be payable in full upon demand of the Bank on the Maturity Date or the Extended Maturity Date, as the case may be. The Credit Loan is subject to the terms and conditions of this Agreement and the Note. Each Advance made by the Bank hereunder and each payment of principal or interest under the Note shall be noted by the Bank on its records provided that any failure to record any such information on such records shall not in any manner affect the obligation of the Borrower to make payments of principal and interest in accordance with the terms of this Agreement or the Note. Borrower hereby agrees to repay the outstanding Advances under the Credit Loan together with interest thereon as set forth in Section 3 herein. Proceeds of the Credit Loan are to be used to fund the acquisition of industrial real property in connection with Borrower’s business.

2.Definitions.  All capitalized terms used in this Agreement, or in any certificate, report or other document, instrument or agreement executed or delivered pursuant hereto and thereto (unless otherwise indicated therein) shall have the meanings ascribed to such terms below.

Adjusted LIBOR Rate.  The LIBOR Rate multiplied by the Statutory Reserve Rate.

Agreement. This Agreement, as the same may be supplemented or amended from time to time.

Applicable Interest Rate. The Adjusted LIBOR Rate plus 275 basis points per annum.

Breakage Costs.  An amount equal to all costs Bank sustains in breaking or unwinding any Advance at the Applicable Interest Rate, and all expenses that Bank sustains or incurs as a result of prepayment or receipt of principal with respect to a loan bearing interest at the Applicable Interest Rate on a day other than the last day of the then current Interest Period.

Business Day. Business Day means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, a Sunday or a day on which commercial banks located in Hartford, Connecticut are authorized or required by law or other governmental action to close, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Advances, any day which is a Business Day described in clause (a) above and which is also a day on which funding in Dollars between banks may be carried on in London, England.

Interest Periods. Each Interest Period shall consist of one (1) month, provided, however:

(i) all payment dates herein shall be subject to and adjusted in accordance with the “Modified Following Business Day Convention”. The Modified Following Business Day Convention shall mean the convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day and provides that, in such event, such date shall be adjusted to the first following day that is a Business Day, except that if such following day shall be a day in the following month, such date shall be adjusted to be the immediately preceding Business Day;

(ii) any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end, shall (subject to clause (i) above) end on the last day of such calendar month; and

(iii) no Interest Period shall end after the Maturity Date.

LIBOR Advance and LIBOR Loan.  When used in reference to any Advance or Loan, refers to whether such Advance or Loan bears interest at a rate determined by reference to the Adjusted LIBOR Rate.

LIBOR Rate.  Means, with respect to the Interest Period applicable to any LIBOR Advance, a rate of interest per annum, as determined by the Bank, equal to the rate for deposits in U.S. Dollars for a period of one month, which appears on Reuters Page ‘LIBOR01’ (or such other page as may replace the LIBOR Page on that service for the purpose of displaying such rates or such other service as may be nominated by the ICE Benchmark Administration, for the purpose of displaying London interbank offered rates for Dollar deposits) as of 11:00 a.m., London time, on the day that is two (2) Business Days prior to the first day of such Interest Period.  In the event that the LIBOR Rate ever falls below zero, the LIBOR Rate shall be deemed to be zero for purposes of this definition.

Loan. The loan evidenced by the Note and made by the Bank pursuant to the terms and conditions of this Agreement.

Loan Year. Shall mean each successive period of twelve (12) consecutive months which fall during the Revolving Credit Period, beginning on the date hereof.

Maturity Date.  September 30, 2021, subject to a one-year extension as set forth in Section 7 hereof.

Note.  The Revolving Line of Credit Note attached hereto as Exhibit A evidencing the Loan.

Revolving Credit Period. The period beginning on the date of this Agreement and extending through and including the earlier of (i) Maturity Date, as extended to the Extended Maturity Date, if applicable, or (ii) the date on which the commitment to make advances under the Loan is terminated in accordance with the terms hereof.

Statutory Reserve Rate.  A fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States to which a lender is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board). Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the affected lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

Unused Line Fee.  Shall have the meaning set forth in Section 6 hereof.

3.Interest Rate and Payments.

A.During the initial term (the “Initial Term”):

(i)Commencing October 1, 2019 and on the first day of each calendar month thereafter up to and including September 1, 2021, Borrower shall make monthly payments of interest only on any Advances outstanding under the Credit Loan, calculated at the Applicable Interest Rate (hereinafter defined), as well as any other sums that may be due pursuant to the Note or this Agreement. Said payments, as and when received by the Bank, shall be applied by it first, to the payment of any late charges due hereunder; second, to the payment of interest computed at the Applicable Interest Rate; and the balance, if any, toward the satisfaction of the outstanding Advances under the Credit Loan; and

(ii)The entire outstanding Advances under the Credit Loan, together with all interest accrued and unpaid thereon calculated at the Applicable Interest Rate and all other sums due under the Note, this Agreement or any other document executed and delivered by Borrower to the Bank in connection with the Credit Loan, including but not limited to the Mortgage Loan Documents (as hereinafter defined; collectively, the “Other Security

Documents”), shall be due and payable on September 30, 2021 (the “Maturity Date”), unless extended in accordance with Section 3B (ii) hereof, or sooner as provided herein.

B.If the Credit Loan is extended for one (1) additional period of one (1) year (the “Extended Term”) in accordance with Section 7 hereof:

(i)Commencing October 1, 2021 and on the first day of each calendar month of the Extended Term up to and including September 1, 2022, Borrower shall make monthly payments of interest only on any Advances outstanding under the Credit Loan, calculated at the Applicable Interest Rate, as well as any other sums that may be due pursuant to the Note or this Agreement. Said payments, as and when received by the Bank, shall be applied by it first, to the payment of any late charges due hereunder; second, to the payment of interest computed at the Applicable Interest Rate; and the balance, if any, toward the satisfaction of the outstanding Advances under the Credit Loan; and

(ii)The entire outstanding Advances under the Credit Loan, together with all interest accrued and unpaid thereon calculated at the Applicable Interest Rate and all other sums due under the Note, this Agreement or the Other Security Documents shall be due and payable on September 30, 2022 (the “Extended Maturity Date”) or sooner as provided herein.

C.Interest shall be calculated on the basis of the actual number of days elapsed in a 360 day year.

4.Prepayments. Borrower shall have the right to prepay outstanding Advances under the Credit Loan in whole at any time or in part from time to time, upon payment of any Breakage Costs (as defined in Section 2 above) without premium or penalty and principal amounts repaid may be re-borrowed, in whole or in part, up to the Credit Loan and subject to the terms of this Agreement. Prepayments shall be applied first, to the payment of any late charges due hereunder; second, to the payment of interest computed at the Applicable Interest Rate; and the balance, if any, toward the outstanding principal balance of the Advances in the inverse order of their date of advancement. Prepayments shall not affect the duty of Borrower to pay interest when due (except for the amount of such interest to which such prepayment has been applied as provided above) or change the amount of such interest payments and shall not affect or impair the right of the Bank to pursue all remedies available to the Bank under this Agreement, the Note or the Other Security Documents.

5.Notice of Borrowing.  Borrower shall give Bank notice of its request for an Advance under the Credit Loan in accordance with the terms set forth in the Conditions to Advance set forth in Section 8 below (each, a “Request”).  Each Request shall constitute a representation and warranty by Borrower that (i) no Event of Default or event which with the passing of time or the giving of notice, or both, would constitute an Event of Default has occurred and (ii) the representations and warranties of Borrower under this Agreement shall be deemed true and correct as of the effective date of such Advance unless otherwise disclosed to the Bank in writing prior thereto. If any day on which an Advance is to be made is a day on which banks in the Hartford, Connecticut area are permitted to close, such Advance will be made on the next succeeding Business Day.

6.Fees.   Upon execution of this Agreement, Borrower shall pay a fee of 1/2 of one percent (0.50%) of the maximum face amount of the Credit Loan.  Borrower shall pay on each anniversary of the date hereof the following fee (the “Unused Line Fee”):  (i) 1/8th of one percent (0.125%) of the average undrawn portion of the Credit Loan, if the average outstanding Advances of the Credit Loan, calculated on a twelve (12) month basis for the preceding twelve (12) months, are equal to or less than one hundred percent (100%) of the Credit Loan.    Borrower hereby acknowledges and agrees that the Bank is authorized to pay itself the foregoing fees  on the dates specified herein.

7.Extension Option.  The Credit Loan shall expire on the Maturity Date. Notwithstanding the foregoing, Borrower shall have the option to extend the Credit Loan for one (1) additional period of one (1) year (the “Extension Option”), but only if (a) no default exists under this Agreement, the Note or the Other Security Documents at the time the Extension Notice (as hereinafter defined) is given, and on the Maturity Date, (b) in order to elect the Extension Option, Borrower so elects by written notice (the “Extension Notice”) to the Bank delivered in accordance with the requirements of this Agreement not later than thirty (30) nor earlier than ninety (90) days prior to the Maturity Date, (c) Borrower shall execute all documents the Bank determines are reasonably necessary to extend the Credit Loan, (d) there shall be no material adverse change in the financial condition of Borrower, in each instance determined by the Bank in its sole discretion, and (e) Borrower shall pay all costs and expenses incurred in connection with such extension, including, but not limited to, the Bank's attorneys' fees and disbursements, payable upon Bank’s confirmation that Borrower’s exercise of the Extension Option has been accepted.

8.Conditions to Advance.  In addition to any other requirements or conditions set forth in this Agreement, Borrower shall satisfy each of the following conditions prior to any Advance to Borrower for Borrower’s or Borrower’s Acquisition Subsidiary’s acquisition of an Acquisition Property (the “Conditions to Advance”):

(a) Each Advance shall not exceed sixty five percent (65%) of the purchase price of the Acquisition Property for which such Advance is to be made. Borrower shall provide to Bank a copy of the executed agreement of purchase and sale with respect to each Acquisition Property at least twenty (20) days prior to the date of the requested Advance, and shall promptly provide copies to Bank of each executed  amendment thereto.

(b) At all times during the term of the Credit Loan, Borrower shall maintain a minimum debt service coverage ratio (“DSCR”) of the aggregate Acquisition Property equal to or greater than 1.25x based on the greater of ten (10) year Treasury plus two hundred fifty (250) basis points or a rate of 5.5% and a 25-year amortization.  This covenant shall be tested annually at the end of each of Borrower’s fiscal years during the term of the Credit Loan.

(c) In the event an Acquisition Property has insufficient cash flow (i.e. cash flow with a DSCR of less than 1.25x) to support the Advance to be made to acquire such Acquisition Property, Bank may, in Bank’s commercially reasonable discretion, approve an Advance for the acquisition of such Acquisition Property in an amount equal to fifty percent (50%) of the value of such Acquisition Property.

(d)	Each Acquisition Property shall be industrial in nature.

(e) Borrower shall obtain and provide to Bank, at least ten (10) business days prior to the date of the requested Advance, a Phase I Environmental Site Assessment that is (i) prepared by an environmental professional qualified under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (CERCLA),

(ii) in compliance with standard ASTM and AAI Rule guidelines, (iii) less than 6 months old, (iv) identifying no recognized environmental conditions, and (v) concluding that no further action or assessment is recommended with respect to the subject Acquisition Property.

(f) Borrower shall provide to Bank copies of all leases together with a certified rent roll pertaining to each Acquisition Property sufficient in form and substance to compute the required DSCR at least twenty (20) days prior to the date of the requested Advance.

(g) Borrower shall promptly provide additional financial information reasonably requested by Bank.

(h) Borrower shall provide Bank evidence of property and liability insurance coverage with respect to the Acquisition Property, in form and substance satisfactory to Bank.

(i)If title to an Acquisition Property is to be acquired by an Acquisition Subsidiary instead of by Borrower directly, Borrower shall provide Bank with copies of all organizational documents of such direct or indirect wholly owned subsidiary evidencing its (their) existing and organizational structure and governance.

(j)Borrower shall not be in default under the Note, this Agreement, any mortgage now or hereafter securing the Credit Loan, or the Other Security Documents, and such Advance shall not result in a violation of any of the Financial Covenants (as hereinafter defined).

9. Right of First Offer to Finance. Within thirty (30) days following an Advance by Bank hereunder, Borrower shall provide Bank with a written notice setting forth a description in reasonable detail of Borrower’s request for permanent financing for such Acquisition Property (a “Request for Financing”).  In the event that, within fifteen (15) days following Bank’s receipt of such Request for Financing from Borrower, Bank delivers to Borrower a term sheet setting forth the terms under which Bank is prepared to make a loan for the financing of the Acquisition Property (the “Financing Proposal”), Borrower and Bank shall discuss applicable terms, and if the parties are able to reach agreement on loan terms, Borrower shall satisfy Bank’s standard due diligence requirements and Bank and Borrower (or if title to the applicable Acquisition Property is held by an Acquisition Subsidiary, such Acquisition Subsidiary) shall use reasonable efforts to consummate such financing on or prior to the date that is one hundred thirty-five days (135) following the date on which the Advance was made with respect to the applicable Acquisition Property.  In the event Bank does not so deliver the Financing Proposal or if the parties are unable to reach agreement on terms acceptable to each of them, Borrower shall (i) diligently seek other financing with respect to such Acquisition Property, (ii) keep Bank apprised of the progress of its discussions regarding such other financing and the anticipated closing date, and (iii) if Borrower does not expect to close alternate financing within one hundred thirty five (135) days following the date on which the Advance was made with respect to the applicable Acquisition Property, deliver the Property Due Diligence Items (as hereinafter defined) to Bank within one hundred (100) days following the date on which the Advance was made with respect to the applicable Acquisition Property (the “Due Diligence Deadline”).  Bank agrees to provide Borrower with a list of its Property Due Diligence Items at least forty-five (45) days prior to the Due Diligence Deadline.

10.Property Due Diligence Items.  In connection with each Acquisition Property, Borrower shall deliver to Bank for Bank’s review and approval, on or before the Due Diligence Deadline for such Acquisition Property, such due diligence items as Bank typically requires in connection with a commercial mortgage loan transaction (the “Property Due Diligence Items”), including but not limited to:

(i)

A Commitment to issue a lender’s title insurance policy for the Acquisition Property in form and substance satisfactory to Bank and copies of all referenced documents.  Such policy shall be issued at closing.

(ii)	An ALTA Survey of the Acquisition Property certified to Bank and the title company.
(iii)

Copies of all leases, licenses agreements, service agreements, management agreements and other contracts affecting the Acquisition Property and, to the extent required by Bank, subordination, non-disturbance and attornment agreements and estoppel certificates.

(iv)

Organizational documents of Borrower or if title to the applicable Acquisition Property is held by an Acquisition Subsidiary, such Acquisition Subsidiary’s organizational documents and UCC/litigation/bankruptcy searches required by Bank.

(v)	Legal Opinion.
(vi)	Evidence that the Acquisition Property complies with all zoning requirements.
(vii)	Property Condition Report.

In the event that Bank does not find the Property Due Diligence Items satisfactory, in Bank’s commercially reasonable discretion, Bank shall so notify Borrower, in writing, and upon receipt of such written notification the portion of the Credit Line allocable to the Advance to acquire such Acquisition Property shall become immediately due and payable.

11.Acquisition Property as Security.

On or before the date that is one hundred thirty-five (135) days following the date of the Advance in connection with an Acquisition Property (the “Advance Repayment Deadline”), Borrower shall either (i) repay the portion of the Credit Line allocable to such Advance, or (ii) execute and deliver, or cause the execution and delivery of, the Mortgage Loan Documents (hereinafter defined) to Bank together with the Property Due Diligence Items to be delivered at closing, each in form and substance satisfactory to Bank and at Borrower’s sole cost and expense. The Mortgage Loan Documents shall be promptly filed or recorded, as applicable.  In the event Borrower does not satisfy either of the conditions set forth in this Section 11 on or before the Advance Repayment Deadline, the portion of the Credit Line allocable to such Advance shall become immediately due and payable.

Borrower shall pay all costs and expenses in connection with the Mortgage Loan Documents.  Borrower agrees to use diligent and commercially reasonable efforts to cooperate with Bank to enter into the Mortgage Loan Documents in accordance with this Section 11.

The Mortgage Loan Documents shall consist of:

(a) A first priority Open-End Mortgage and Security Agreement to be filed in the appropriate land records, given by Borrower or the applicable Acquisition Subsidiary in favor of the Bank, encompassing Borrower’s or such Acquisition Subsidiary’s right, title and interest in and to (i) the fee estate in the Acquisition Property, (ii) all land, improvements, furniture, fixtures, equipment and other assets (including, without limitation, contracts, contract rights, accounts, licenses and permits and general intangibles), including all after-acquired property, owned, or in which the owner of the applicable Acquisition Property has or obtains any interest, in connection with the applicable Acquisition Property, (iii) all insurance proceeds and other proceeds therefrom, and (iv) all other assets of the owner of the applicable Acquisition Property whether now owned or hereafter acquired and located at and used exclusively at the applicable Acquisition Property, but excluding general business assets of Borrower used at its office in the building known as 204 West Newberry Road.

(b) A first priority assignment of leases and rents for the benefit of Bank, with respect to all leases, subleases and occupancy rights of the Acquisition Property and all income and profits to be derived from the operation and leasing of the Acquisition Property.

(c) An environmental indemnification agreement given by Borrower for the benefit of Bank with respect to environmental matters affecting the Acquisition Property.

(d) A collateral assignment of all contracts for the benefit of the Bank, including, but not limited to, development contracts, operating agreements, licenses, insurance proceeds, management agreements, and other agreements and plans, specifications and permits affecting the Acquisition Property.

(e) Uniform Commercial Code Financing Statements in favor of the Bank giving notice of a security interest in collateral related to the Acquisition Property, to be filed in the appropriate public records.

(f) A legal opinion of counsel to Borrower and, if applicable, the Acquisition Subsidiary which owns the applicable Acquisition Property, regarding the existence of Borrower and, if applicable, such Acquisition Subsidiary, and the enforceability of the other Mortgage Loan Documents.

(g) Such other documents reasonably required by Bank to effectuate the intent of this Section 11.

12.Representations and Warranties. Borrower makes the following representations and warranties, all of which shall be deemed to be continuing representations and warranties so long as any part of the Credit Loan is unpaid or as otherwise specifically provided herein below:

(a)Good Standing and Authority.  Borrower is corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, authorized to do business in the State of Connecticut. Borrower has the power and authority to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business or ownership of property requires such licensing or such qualification; and has all necessary power and authority to enter into this Agreement and to execute, deliver and perform this Agreement, the Note and the Other

Security Documents, all of which have been duly authorized by all proper and necessary corporate and shareholder action, as appropriate. The execution and delivery of this Agreement, the Note and the Other Security Documents is not and will not be in violation of any agreement to which Borrower is a party. No consent of any kind is required for Borrower to enter into or perform this Agreement or to execute and deliver the Note.

(b)Financial Condition.  Borrower has furnished to the Bank its most current financial statements, which fairly represent the results of the operations and transactions of Borrower as of the dates and for the period referred to therein, and have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”) during each interval involved and from interval to interval. As of the date hereof, there have not been any materially adverse changes in the financial condition of Borrower which have a material adverse impact on Borrower's ability to perform its obligations with respect to the Credit Loan.

(c)Taxes.  Borrower has duly filed all consolidated federal and other tax returns required to be filed and has duly paid all taxes required by such returns. Borrower has not received any notice from the Internal Revenue Service or any other taxing authority proposing additional unpaid taxes, except as otherwise disclosed to the Bank.

(d)Litigation.  There are not any actions, suits, proceedings or investigations pending or, to the knowledge of Borrower, threatened against Borrower or any basis therefor, which, if adversely determined, would, in any case or in the aggregate, adversely affect the assets, financial condition or business of Borrower or impair the right of Borrower to carry on its operations, substantially as now conducted.

(e)No Event of Default. No Event of Default has occurred and no event has occurred which with the giving of notice or lapse of time or both would constitute an Event of Default.

(f)Use of Proceeds.  Borrower shall not use any part of the proceeds of the Credit Loan to purchase or carry any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(g)Valid and Binding.  This Agreement, the Note and the Other Security Documents to which Borrower is a party, when the same are executed and delivered, will constitute the legal, valid and binding obligations of Borrower, enforceable against the Borrower in accordance with the respective terms thereof subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors and, with respect to the availability of the remedies of specific enforcement, subject to the discretion of the court before which any proceeding therefor may be brought.

13.Affirmative Covenants. So long as any part of the Credit Loan is unpaid, Borrower shall:

(a)  Minimum Net Worth/Total Shareholder’s Equity.  Maintain total shareholder's equity and minimum net worth of not less than Eighty Million ($80,000,000) Dollars.

(b)Current Liquidity.   Maintain a minimum liquidity of $5,000,000.  Liquidity shall include availability under the lines of credit and ATM equity shelf offering, in accordance with the universal shelf registration statement on Form S-3 filed April 11, 2018 and the prospectus supplement filed with the SEC on May 10, 2018 which allow Borrower to issue and sell up to $30,000,000 of its common stock.

(c) Total Debt Plus Preferred Stock Ratio.  Maintain a ratio of total debt, plus preferred stock, to total assets not to exceed fifty (50%) percent of the total fair market value of Borrower’s assets.

(d) Fixed Charge Coverage.  Borrower shall maintain a Fixed Charge Coverage ratio of at least 1.1:1.0.  Fixed Charge Coverage is defined as (1) EBITDA minus cash income taxes, and dividends paid, divided by (2) debt service.  EBITDA is calculated as net income plus interest, taxes, depreciation, and amortization.

(e)Taxes.  Promptly pay and discharge all of its taxes, assessments and other governmental charges (including any charged or assessed on the issuance of this Agreement) prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of taxes and assessments and make all required withholding and other tax deposits; provided however, that Borrower may dispute or appeal any such charges in good faith in accordance with applicable law, provided that Borrower pays all sums required by statute during the pendency of any such proceeding and provided that no foreclosure or enforcement action which jeopardizes Bank’s security is commenced.

(f)Litigation. Promptly notify the Bank in writing as soon as Borrower has knowledge thereof, of the institution or filing of any litigation, or governmental or regulatory proceeding against, or investigation of, Borrower: a) the outcome of which may materially and adversely affect the finances or operations of Borrower, or Borrower's ability to fulfill its obligations hereunder, or which involves more than $500,000.00, unless fully covered by insurance; or b) which questions the validity of this Agreement, the Note or the Other Security Documents, or any action taken pursuant thereto; and furnish or cause to be furnished to the Bank such information regarding any such matter as the Bank may request.

(g)Good Standing; Business. Maintain its corporate existence in good standing and remain or become duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business or ownership of its property requires such qualification or licensing; and engage only in the business conducted by it on the date of this Agreement.

(h)Operating Accounts.  Maintain its cash management and depository functions at Bank.

(i)Financial and Operating Statements.  Borrower shall provide annual financial statements for Borrower and annual property level operating statements and rent rolls for each Acquisition Property, each in form and substance satisfactory to Bank. Borrower shall promptly provide Bank additional financial information as reasonably requested by Bank.

The covenants contained in Subsections (a) through (c) hereof shall be tested annually as of the end of Borrower’s fiscal year and Borrower shall submit all documentation reasonably necessary for the Bank to make its determination as to compliance to Bank. If Borrower is not in compliance with any of the covenants contained in Subsections (a) through (c) hereof as of the date of testing of such covenant, and fails to cure such breach within ninety (90) days after written notice from Bank, such breach shall constitute an Event of Default.

14.Negative Covenants.  So long as any part of the Credit Loan is unpaid, Borrower shall not:

(a)Negative Pledge. Borrower shall not guaranty any loan facilities, other than guarantees for the benefit of its subsidiaries, during the Credit Loan without the prior written consent of the Bank.  Borrower further agrees not to grant any blanket lien on all or substantially all of its assets to any other lender. Notwithstanding the foregoing, Borrower may take on additional indebtedness unrelated to any Acquisition Property and secured by other properties or groups of properties not encumbered by this Credit Loan without the prior written consent of the Bank provided that (i) Borrower is not then in default under the Note, this Agreement, any mortgage now or hereafter securing the Credit Loan, or the Other Security Documents at the time of the initial closing for such indebtedness, and (ii) the creation of such additional indebtedness would not result in a violation of any of the financial covenants of Borrower under any of such documents (the “Financial Covenants”).  If Borrower is in default under the Note, this Agreement, any mortgage now or hereafter securing the Credit Loan, or the Other Security Documents, the Bank’s prior written consent shall be required prior to Borrower incurring such additional indebtedness.  Borrower’s breach of the foregoing covenant shall constitute an Event of Default under this Agreement.

(b)Encumbrances.  Create, incur, assume or suffer to exist any mortgages, lien, security interest, pledge or other encumbrance on any Acquisition Property, except in favor of the Bank, without Bank’s prior written consent, which may be granted or withheld in Bank’s sole discretion.

(c)Sale of the Acquisition Property or Other Assets.  Convey, sell, transfer, lease (except as expressly permitted by the terms of any mortgage now or hereafter securing the Credit Loan), or sell and leaseback all or any substantial portion of any Acquisition Property, or Borrower’s business to any other person firm or corporation except in the ordinary course of business.  Notwithstanding the foregoing, Borrower may sell any Acquisition Property provided that (i) Borrower repays the portion of the Credit Line allocable to the Advance for such Acquisition Property (or repays the portion of the Credit Line which constitutes the portion of the Advance which is allocable to the property to be sold if the property to be sold is part of two or more properties constituting such Acquisition Property), and (ii) such sale would not result in a violation of any of the Financial Covenants. Sale of a portfolio of Borrower’s assets, which are not Acquisition Property, shall not be prohibited hereby, provided that such sale would not result in a violation of any of the Financial Covenants, but reasonable advance notice of any such portfolio sale shall be given to Bank in order to permit Bank to review compliance with the Financial Covenants.

(d)No Additional Direct Unsecured Indebtedness.  Borrower shall not incur any additional direct unsecured indebtedness other than (i) trade payables incurred in the ordinary course of business and (ii) unsecured indebtedness owed to Bank.

(e)No Merger or Acquisition.  Borrower shall not dissolve or liquidate, nor merge or consolidate with or otherwise acquire all or substantially all of the assets of any other entity other than the acquisition of real estate and related improvements thereon.

(f)Transfer of Assets.  Borrower shall not sell, convey, transfer or exchange any of its assets of any character, including without limitation any property held directly or indirectly by Borrower, or any portion thereof, whether now owned or hereafter acquired, if such sale, conveyance, transfer or exchange would result in a violation of any of the Financial Covenants.

(g)No Change in Business.  Borrower shall not fundamentally change the nature of its business investments or operations to anything other than investment in industrial real estate and land to be developed for industrial purposes.

(h)Ownership Structure.  Borrower shall not directly or indirectly permit any sale, transfer, exchange, assignment or pledge of any security interest in any ownership interests in Borrower that will result in a change in control of the Borrower.

(i)Debt.  Other than as expressly approved in writing by Bank, Borrower shall not create, incur or assume any indebtedness for borrowed money (including subordinate debt) secured by all or any portion of any Acquisition Property or interest therein or in other real property owned by Borrower (including subordinate debt) other than (i) payment obligations and secured indebtedness contemplated, pursuant to, or permitted by this Agreement (including alternative permanent financing for Acquisition Properties, secured by commercially reasonable first priority permanent mortgage liens on such Acquisition Properties, as contemplated by Section 11 hereof) or the other documents evidencing or securing the Credit Loan, (ii) any new secured indebtedness created, incurred or assumed by Borrower if Borrower is not then in default under the Note, this Agreement, any mortgage now or hereafter securing the Credit Loan, or the Other Loan Documents, and such new indebtedness would not result in a violation of any of the Financial Covenants, and (iii) trade payables incurred in the ordinary course of business.

15.Event of Default. There shall be an Event of Default hereunder if any of the following events occurs:

(a) the Borrower shall fail to pay when due any amount of principal or any amount of interest thereon or any fees or expenses payable hereunder or under the Note within ten (10) days of the due date therefor; or

(b) The Borrower shall fail to perform any term, covenant or agreement contained herein and such failure shall continue for thirty (30) days after written notice thereof has been sent to the Borrower by the Bank; or

(c) any representation or warranty of the Borrower made in this Agreement or in the Note or any other documents or agreements executed in connection with the transactions contemplated by this Agreement or in any certificate delivered hereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

(d) the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or other law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (viii) take any action for the purpose of effecting any of the foregoing; or

(e) a proceeding or case shall be commenced, without the application or consent of the Borrower in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 30 days; or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code, against the Borrower; or

(f) a judgment or order for the payment of money shall be entered against the Borrower by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower, that in the aggregate exceeds $100,000 in value and such judgment, order, warrant or process shall continue undischarged or unstayed for 30 days.

(g) a default occurs under any of the Mortgage Loan Documents which continues beyond any applicable notice and cure period.

16.Remedies.  Upon the happening of one or more Events of Default which continues beyond any applicable notice, grace or cure periods, the Note shall become immediately due and payable, without presentation, demand or notice of any kind to Borrower, and the Bank may pursue any and all remedies provided for hereunder, or under the Note or any one or more of the Other Security Documents.

17.Default Rate.  Upon the occurrence of an Event of Default which continues beyond any applicable notice, grace or cure periods, and during the continuance thereof, the Bank shall be entitled to receive and Borrower shall pay interest on the entire unpaid principal balance of the Note at a rate that is the lesser of five percent (5%) per annum over the Applicable Interest Rate, or the maximum rate permitted by applicable law (the “Default Rate”). The Default Rate shall be computed from the occurrence of the Event of Default until the earlier of (i) the date upon which the Event of Default is cured or (ii) the date upon which the outstanding Advances are paid in full. Interest calculated at the Default Rate shall be added to the balance of the outstanding Advances and shall be secured by any mortgages constituting part of Mortgage Loan Documents.

18.Late Payment Charge.  If any monthly installment of principal or interest (but not including the principal due at maturity) is not paid on or prior to the tenth (10th) day after the date on which it is due, Borrower shall pay to the Bank upon demand an amount equal to the lesser of five percent (5%) of such unpaid portion of the outstanding \installment of principal or interest then due or the maximum amount permitted by applicable law, to defray the expense incurred by the Bank in handling and processing such delinquent payment and to compensate the Bank for the loss of the use of such delinquent payment, and such amount shall be secured by the Other Security Documents.

19.Termination Right; Continuation of Obligation. Borrower shall have the right at any time and from time to time upon at least five (5) Business Days' prior written notice to the Bank to (i) elect to terminate the Credit Loan and pay the entire outstanding Advances under the Credit Loan, together with all interest accrued and unpaid thereon calculated at the Applicable Interest Rate and all other sums due under the Note, this Agreement or the Other Security Documents in order to terminate the Credit Loan, in which event the Bank will have no further obligation to fund further Advances, or (ii) permanently reduce the Credit Loan available under this Agreement to an amount selected by Borrower, subject to the Bank's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, no termination of the Credit Loan and no refusal by the Bank to make future Advances hereunder shall affect Borrower's obligations and liabilities hereunder, under the Note or the Other Security Documents or the Bank's rights, powers or remedies with respect thereto, or otherwise arising following such termination. All of the Bank's rights, liens and security interests shall continue after any termination until all obligations of Borrower to the Bank hereunder until the Note and the Other Security Documents shall have been finally paid and satisfied in full.

20.Expenses and Counsel Fees. Borrower shall reimburse the Bank promptly for all of its out-of-pocket expenses incurred in connection with this Agreement or the Credit Loan, including, without limitation, filing fees, recording fees, any taxes (other than income taxes payable by the Bank) which the Bank may be required to pay in connection with the execution and delivery of this Agreement and the Other Security Documents. Borrower shall also pay: (i) all costs and expenses of the Bank (including, without limitation, reasonable fees and disbursements of counsel) incidental to the preparation and negotiation of this Agreement and the documents referred to herein, and (ii) all costs and expenses of the Bank (including, without limitation, fees and disbursements of counsel) incidental to the protection of the rights of the Bank hereunder and the enforcement of the Bank's rights, powers and remedies hereunder and thereunder, whether by judicial proceedings or otherwise, including, without limitation, such costs and expenses incurred in the course of bankruptcy or liquidation proceedings. The obligations of Borrower hereunder shall survive the termination of this Agreement and the final and indefeasible payment in full of the outstanding Advances under the Credit Loan.

21.Miscellaneous.

(a)Amendments and Waivers.  No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by a written agreement signed by a duly authorized officer of Borrower and duly authorized officer of the Bank.

(b)Delays and Omissions. No delay or omission by the Bank in exercising any right or remedy hereunder or with respect to the Credit Loan shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Bank may remedy any default by Borrower hereunder or with respect to the Credit Loan in any reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default by Borrower, and shall be reimbursed for its expenses in so remedying such default. All rights and remedies of the Bank hereunder, under the Note and the Other Security Documents, under any other agreement and otherwise are cumulative; if any provision of this Agreement is inconsistent with any provision of any other agreement between the Bank and Borrower, the provisions of this Agreement shall control.

(c)Successors and Assigns. Borrower and the Bank as used herein shall include the legal representatives, successors and assigns of those parties.

(d)Governing Law. This Agreement shall be construed and interpreted in accordance with, and governed by, the laws of the State of Connecticut without regard to its principles of conflicts or choice of laws.

(e)Usury Law.  The Note and this Agreement are subject to the express condition that at no time shall Borrower be obligated or required to pay interest or the principal balance due under the Note at a rate which could subject the Bank to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by applicable law to contract or agree to pay. If by the terms of the Note or this Agreement, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of such maximum rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to the Bank for the use, forbearance, or detention of the Credit Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full so that the rate or amount of interest on account of the outstanding Advances does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Credit Loan for so long as the Advances are outstanding.

(f)Inapplicable Provisions. If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance; provided, however, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

(g)Further Assurances.  At any time and from time to time, upon the reasonable request of the Bank, Borrower shall execute, deliver and acknowledge, or cause to be executed, delivered and acknowledged, such other documents or instruments and do such other acts and things as the Bank may reasonably request in order to fully effectuate the terms of this Agreement and the Other Security Documents. The foregoing may include, without limitation, executing documents to confirm the amount of the Advances outstanding under the Credit Loan from time to time, and the date and amount of payments made in respect of the Credit Loan. All such requests shall receive the full cooperation and compliance by Borrower within seven (7) Business Days of the Bank making such requests. The failure of Borrower to comply with the obligations set forth in this Subsection 20(g) shall constitute an Event of Default.

(h)No Assignment. The rights and obligations of Borrower under this Agreement shall not be assigned or delegated, in whole or in part, without the prior written consent of the Bank, and any purported assignment or delegation without the prior written consent of the Bank shall be void.

(i)LIBOR Termination Provisions.  If the Bank, in its sole discretion, determines that (a) (i) the interest rate applicable to LIBOR loans cannot be readily determined or does not adequately and fairly reflect the cost of making or maintaining LIBOR Loans or (ii) deposits of a type and maturity appropriate to match fund LIBOR Loans are not available to the Bank, and such circumstances are likely to be permanent, (b) ICE Benchmark Administration (or any Person that takes over the administration of such rate) ceases its administration and publication of interest settlement rates for deposits in U.S. dollars, or (c) the supervisor for the administrator of the publication of such rates or a Governmental Authority having jurisdiction over the Bank has made a public statement identifying a specific date after which such interest settlement rate shall no longer be used for determining interest rates for loans, then the Bank shall determine an alternate rate of interest to the LIBOR rate taking into account then prevailing standards in the market for determining interest rates for commercial loans made by financial institutions in the United States at such time.  The Bank and the Borrower hereby agree to enter into an amendment to this Loan Agreement and/or the Note, if necessary, to incorporate such alternate interest rate and other accompanying changes to this Loan Agreement and/or the Note that are reasonably determined to be applicable thereto.  In the event the alternate rate of interest determined pursuant to this Section shall be less than zero, such rate shall be deemed to be zero for the purposes of this Loan Agreement.

(j)Notices.  All notices requests, reports or other communications (each, a “Notice”) required hereunder or under the Note or any Other Security Document shall be in writing and shall be deemed to have been properly given (i)  upon delivery, if delivered in person, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	Griffin Industrial Realty, Inc.
641 Lexington Avenue, 26th Floor
New York, New York 10022
Attention: Mr. Michael Gamzon
President and Chief Executive Officer

With a copy to:	Griffin Industrial Realty, Inc.
204 West Newberry Road
Bloomfield, Connecticut 06002
Attention: Mr. Anthony J. Galici
Vice President and Chief Financial Officer

Murtha Cullina LLP
CityPlace I
185 Asylum Street
Hartford, Connecticut 06103-3469
Attention: Thomas M. Daniells, Esq.

If to the Bank:	Webster Bank, N. A.
CityPlace II – 185 Asylum Street
Hartford, Connecticut 06103
Attention: James Lane, Senior Vice President

With a copy to:	Hinckley Allen & Snyder, LLP
20 Church Street
Hartford, Connecticut 06103
Attention: Jorie T. Andrews, Esq.,

or to such other address as any party may designate for itself by like notice.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

22.Right of Offset.  Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or the other obligations to the Bank by Borrower, whether or not the Bank shall have made any demand under this Agreement or otherwise and even if such obligation may be unmatured upon reasonable notice to Borrower. The rights of the Bank under this provision are in addition to any and all other rights and remedies available to the Bank.

23.No Oral Modification.  This Agreement embodies the entire agreement and understanding between Borrower and the Bank and supersedes all prior agreements and understandings relating to the subject matter hereof. Any modification, amendment or waiver of, or with respect to, any provision of this Agreement must be made in a writing signed by both the Bank and Borrower. This Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties hereto. There are no unwritten oral agreements among the parties. Borrower and the Bank acknowledge that each has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other loan documents in connection herewith with its legal counsel and that this Agreement and the other loan documents shall be consulted as if jointly drafted by Borrower and the Bank.

24.WAIVER OF TRIAL BY JURY. THE BANK AND BORROWER EACH HEREBY ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN INSTRUMENTS, OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED PURSUANT TO OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT. BORROWER AND THE BANK EACH AGREES THAT THE COURTS OF THE STATE OF CONNECTICUT HAVE EXCLUSIVE JURISDICTION OVER ANY ACTIONS AND PROCEEDINGS INVOLVING THIS AGREEMENT OR ANY OTHER AGREEMENT MADE IN CONNECTION HEREWITH EXCEPT AS SPECIFICALLY PROVIDED IN SUCH OTHER AGREEMENT AND BORROWER AND THE BANK HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR PURPOSES OF ANY SUCH ACTION OR PROCEEDING. BORROWER AND THE BANK EACH HEREBY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS PROVIDED THE SAME IS GIVEN IN ACCORDANCE WITH THIS AGREEMENT. FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE, SUBJECT TO ANY RIGHT OF APPEAL, AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

THE PARTIES HERETO have signed this Agreement as of the date written above.

BORROWER:

GRIFFIN INDUSTRIAL REALTY, INC.
a Delaware corporation

By: /s/Anthony Galici
Name: Anthony J. Galici
Title: Vice President and Chief Financial Officer

BANK:

WEBSTER BANK, N.A,
a national banking association

By: /s/James Lane
Name: James Lane
Title: Senior Vice President

(Signature page of Revolving Line of Credit Loan Agreement)